First Trust Series Fund

Amended and Restated Designation of Classes of Shares

(Effective as of September 30, 2024)

WHEREAS, the Initial Trustee of First Trust Series Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 4.9(b) of the Declaration of Trust of the Trust dated as of July 9, 2010 (the “Declaration”), divided the initial two series of the Trust, First Trust Preferred Securities and Income Fund and First Trust/Confluence Small Cap Value Fund, each into five classes of shares of beneficial interests in such series, Class A, Class C, Class F, Class I, and Class R3;

WHEREAS, the Trustees of the Trust, at a meeting held on June 11, 2012, further divided the shares of the series First Trust Short Duration High Income Fund into five classes of shares of beneficial interests in such series, Class A, Class C, Class F, Class I and Class R3;

WHEREAS, the Trustees of the Trust, at a meeting held on March 9, 2015, authorized the division of the shares of beneficial interest (the “Shares”) in each series of the Trust, whether now established and designated or established and designated in the future (each, a “Series”), into five classes of Shares in such Series, Class A, Class C, Class F, Class I and Class R3;

WHEREAS, the Trustees of the Trust, at a meeting held on March 6, 2017, authorized the division of the Shares in each Series of the Trust, whether now established and designated or established and designated in the future into an additional class, Class T;

WHEREAS, the Trustees of the Trust, at a meeting held on March 11, 2024, authorized the division of the Shares in each Series of the Trust, whether now established and designated or established and designated in the future into two additional classes, Investor Class and Institutional Class:

NOW THEREFORE, the undersigned Secretary of the Trust, does hereby certify that each Series of the Trust, whether now established and designated or established and designated in the future is authorized to issue the following six classes of Shares:

Class A, Class C, Class F, Class I, Class R3,Class T, Investor Class and Institutional Class (each, a “Class”) with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1. Each Share of each Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Class is unlimited.

3. All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time (“Prospectus”). The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

4. With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege , (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

6. The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a Series or terminate any one or more Classes of a Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 30th day of September, 2024.

/s/ W. Scott Jardine, Secretary

W. Scott Jardine, Secretary